Exhibit (b)(1)(K)

U.S.$3,000,000,000

TERM LOAN AGREEMENT

dated as of November 13, 2006

among

CEMEX, S.A.B. de C.V.,
as Borrower

and

CEMEX MÉXICO, S.A. de C.V.,
as Guarantor

and

EMPRESAS TOLTECA de MÉXICO, S.A. de C.V.,
as Guarantor

and

ING CAPITAL LLC,
as Administrative Agent

and

BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER,
SOCIÉTÉ GÉNÉRALE, S.A.,
BNP PARIBAS, and
CALYON, NEW YORK BRANCH,
as Joint Bookrunners

and

ING BANK N.V. (ACTING THROUGH ITS CURAÇAO BRANCH)
BARCLAYS BANK PLC
BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER,
SOCIÉTÉ GÉNÉRALE, S.A.,
BNP PARIBAS, and
CALYON, NEW YORK BRANCH,
as Joint Lead Arrangers and Lenders

-i-

-ii-

-iii-

-iv-

-v-

continued

SCHEDULES

Schedule 1.01(a)         --         Commitments

Schedule 1.01(b)         --         Commitments following an Amendment Event

Schedule 1.01(c)         --         Lending Offices

Schedule 5.06             --         Litigation

Schedule 5.10             --         Subsidiaries

Schedule 6.05             --         Litigation

Schedule 8.01(e)         --         Liens

EXHIBITS

Exhibit A                     --         Form of Note

Exhibit B                     --         Notice of Borrowing

Exhibit C                     --         Form of Notice of Extension

Exhibit D                     --         Form of Assignment and Assumption Agreement

Exhibit E                     --          Form of Opinion of Special New York Counsel to the Borrower and the Guarantors

Exhibit F                     --          Form of Opinion of Mexican Counsel to the Borrower and the Guarantors

Exhibit G-1                  --         Amendment and Wavier Agreement to the Cemex U.S.$1.2 billion Credit Facility

Exhibit G-2                  --         Amendment and Wavier Agreement to the Cemex U.S.$700 million Credit Facility

Exhibit G-3                  --        Amendment and Wavier Agreement to the New Sunward Credit Facility

-vi-

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of November 13, 2006 is entered into among CEMEX, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) organized and existing pursuant to the laws of the United Mexican States (the “Borrower”), CEMEX MÉXICO, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing pursuant to the laws of the United Mexican States, EMPRESAS TOLTECA DE MÉXICO, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized and existing pursuant to the laws of the United Mexican States (each a “Guarantor” and together, the “Guarantors”), ING CAPITAL LLC, as Administrative Agent, ING BANK N.V. (ACTING THROUGH ITS CURAÇAO BRANCH), BARCLAYS BANK PLC, BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER, BNP PARIBAS, SOCIÉTÉ GÉNÉRALE, S.A. and CALYON, NEW YORK BRANCH, as Lenders.

RECITALS

WHEREAS, the Borrower desires that the Lenders extend a multi-draw back-stop term loan facility to the Borrower to refinance the Existing Credit Agreements (as defined below), to fund the repayment of certain indebtedness of the Borrower and or its Subsidiaries, for general corporate purposes of the Borrower and its Subsidiaries and/or to finance a Tender Offer (as defined below) for the shares of Rinker Group Limited, a public limited company organized under the laws at the New South Wales, Australia (the “Target”); and

WHEREAS, the Guarantors are willing to guaranty all of the Obligations of the Borrower.

NOW, THEREFORE, each of the Parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01  Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Subsidiary” means any Subsidiary acquired by the Borrower or any other Subsidiary after the date hereof in an Acquisition and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Acquiring Subsidiary” means any Subsidiary of the Borrower or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such transaction or transactions, the Borrower or any Subsidiary thereof has acquired an interest in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Adjusted Consolidated Net Tangible Assets” means, with respect to any Person, the total assets of such Person and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of such Person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with Mexican GAAP.

“Administrative Agent” means ING Capital LLC, in its capacity as administrative agent for the Lenders, and its successors in such capacity.

“Administrative Agent’s Payment Office” means the Administrative Agent’s address for payments set forth on the signature pages hereof or such other address as the Administrative Agent may from time to time specify to the other Parties hereto pursuant to the terms of this Agreement.

“Affected Lender” has the meaning specified in Section 3.09(a).

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Aggregate Committed Amount” means prior to an Amendment Event, U.S.$3,000,000,000, and following the occurrence of an Amendment Event, U.S.$1,000,000,000, in each case subject to voluntary reduction pursuant to Section 3.01 hereof.

“Aggregate Exposure” means the aggregate principal amount of all Loans outstanding.

“Agreement” means this Term Loan Agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Amendment and Waiver Agreements” means the (1) amendment and waiver agreement among the Borrower, the Guarantors and Barclays Bank PLC, New York Branch, as administrative agent for the lenders from time to time party to the Cemex U.S.$1.2 billion Credit Facility (as amended, supplemented or otherwise modified from time to time) substantially in the form of Exhibit G-1 hereto, (2) amendment and waiver agreement among the Borrower, the Guarantors and ING Capital LLC, as administrative agent for the lenders from time to time party to the Cemex U.S.$700 million Credit Facility (as amended, supplemented or otherwise modified from time to time) substantially in the form of Exhibit G-2 hereto and (3) the deed of waiver and second amendment, among New Sunward Holding B.V., the Borrower, the Guarantors and Citibank, N.A., as agent for the lenders from time to time party to the New Sunward Credit Facility (as amended, supplemented or otherwise modified from time to time) substantially in the form of Exhibit G-3 hereto.

“Amendment Event” means the date on which the Amendment and Waiver Agreements are executed and in full force and effect.

“Applicable Margin” means, in relation to any loan, 0.40% per annum.

“Assignee” has the meaning specified in Section 13.06(c).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit D.

“Available Commitments” means a Lender's Commitment under this Agreement minus:

(a) the Base Currency Amount of its participation in any outstanding Borrowing under this Agreement; and

(b) in relation to any proposed Borrowing, the Base Currency Amount of its participation in any other Borrowing that are due to be made under this Agreement on or before the proposed Borrowing date.

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2% per annum, in each case as in effect for such day. Any change in the Prime Rate announced by the Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Bidco” means CEMEX Australia Pty Limited (ACN 122 401 405), a proprietary limited company organized under the laws at Victoria, Australia.

“Bookrunners” or “Joint Bookrunners” means Banco Santander, S.A., Institución de Banca Múltiple Grupo Financiero Santander, Société Générale, S.A., BNP Paribas, and Calyon, New York Branch, in their capacity as joint bookrunners hereunder, and each of their successors in such capacity.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means the aggregate amount of Loans hereunder to be made to the Borrower pursuant to Article II on a particular date by each of the Lenders.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City, Mexico or London are authorized or required by law to close.

“Capital Lease” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Mexican GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Mexican GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cemex U.S.$700 million Credit Facility” means the U.S.$700,000,000 amended and restated credit agreement, dated as of June 6, 2005, among the Borrower, the Guarantors, ING Capital LLC, as administrative agent, Barclays Bank PLC and Citigroup Global Markets Inc.

“Cemex U.S.$1.2 billion Credit Facility” means the U.S.$1,200,000,000 credit agreement, dated as of May 31, 2005, among the Borrower, the Guarantors, Barclays Bank PLC, as administrative agent, and Citigroup Global Markets Inc.

“Clean-up Period” has the meaning set forth in Section 10.05.

“Commitment” means, with respect to each Lender, prior to an Amendment Event, the aggregate principal amount set forth opposite the name of such Lender in Schedule 1.01(a) or in any Assignment and Assumption Agreement in accordance with Section 13.06(c) hereof and, following an Amendment Event, the amount set forth on Schedule 1.01(b) or in any Assignment and Assumption Agreement in accordance with Section 13.06(c) hereof, in each case, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Commitment Percentage” means, with respect to each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 1.01(a).

“Commitment Period” means the period from and including the date hereof to but excluding the earlier of (i) the Termination Date, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“Confidential Information” means information that the Borrower or a Guarantor furnishes to the Administrative Agent, the Joint Bookrunners or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or the Joint Bookrunners or such Lender from a source other than the Borrower or a Guarantor that is not, to the best of the Administrative Agent’s, the Joint Bookrunners’ or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Borrower or Guarantor or any other Person.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries (without duplication) in accordance with Mexican GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, loan agreement or other agreement to which such Person is a party or by which it or any of its property or assets is bound.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing, and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person. For the avoidance of doubt, Debt does not include Derivatives.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning specified in Section 2.01(d).

“Derivatives” means any type of derivative obligations, including but not limited to equity forwards, capital hedges, cross-currency swaps, currency forwards, credit default swaps, interest rate swaps and swaptions.

“Disbursement Date” means, with respect to any Loan, the date on which such Loan is made by the Lenders.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars”, “$” and “U.S.$” each means the lawful currency of the United States.

“Effective Date” has the meaning specified in Section 4.01.

“Environmental Action” means any audit procedure, action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, technical standard (norma técnica or norma oficial Mexicana), code, order, judgment, decree or judicial agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code.

“Event of Default” has the meaning specified in Section 10.01.

“Existing Credit Agreements” means the (A) Cemex U.S.$1.2 billion Credit Facility, (B) Cemex U.S.$700,000,000 Credit Facility and (C) New Sunward Credit Facility.

“Facility Fees” has the meaning specified in Section 3.02.

“Federal Funds Rate” means, for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation” for such day under the caption “Federal Funds Effective Rate”). If on any relevant day the appropriate rate for such previous day is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of recognized standing of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means each of the fee letters entered into by the Borrower and each of the Lenders during November of 2006, as amended from time to time.

“Foreign Financial Institution” means an institution registered as a foreign financial institution with the Ministry of Finance in the Mexican Banking and Financial Institutions, Pensions, Retirement and Foreign Investment Funds Registry for purposes of Article 195, Section I of the Mexican Income Tax Law.

“Funding Account” has the meaning specified in Section 2.01(d).

“Funding Losses” has the meaning specified in Section 3.06.

“Governmental Authority” means any branch of power or government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including any central bank or taxing or environmental authority), any entity or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory, administrative or investigative functions of or pertaining to government.

“Guarantor” has the meaning specified in the preamble hereto.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Indemnified Party” has the meaning specified in Section 13.05.

“Interest Payment Date” means, with respect to any Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the event the next succeeding Business Day falls in the next succeeding calendar month, then on the immediately preceding Business Day.

“Interest Period” means, with respect to any Loan, the period (i) commencing (A) on the date on which a Borrowing is made or (B) in the case of the continuation of Loans for a further Interest Period, on the last day of the immediately preceding Interest Period and (ii) ending 30, 60, 90 or 180 days thereafter, as stated by the Borrower in the applicable Notice of Borrowing or Notice of Extension; provided, however, that:

(1)    any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to paragraph (3) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to paragraph (3) below, end on the last Business Day of a calendar month;

(3)    any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period; and

(4)    any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“IASB” means the International Accounting Standards Board.

“International Accounting Standards” means the accounting standards approved by the IASB from time to time, to the extent applicable to the relevant financial statements.

                     “Law” means any and all foreign, federal, state or local law such as (i) statutes, laws, ordinances, orders, codes, rules, regulations, standards or other requirements enacted, promulgated, issued or entered by, or interpretations of any Governmental Authority, (ii) final and non-appealable judgments and (iii) contracts with any Governmental Authority relating to compliance with matters described in (i) or (ii) above.

“Lender” means each financial institution designated as such on the signature pages hereof and each Substitute Lender.

“Lending Office” means, with respect to any Lender, (a) the office or offices of such Lender specified as its “Lending Office” or “Lending Offices” in Schedule 1.01(c) such other office or offices of such Lender as it may designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. (New York City time) on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Borrower or any Subsidiary of the Borrower shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention lease relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

“Loans” has the meaning specified in Section 2.01(a) hereof.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights or remedies of the Administrative Agent or any Lender under this Agreement or any of the Notes or (c) the ability of the Borrower and/or the Guarantors to perform their payment obligations under the Transaction Documents.

“Material Debt” means Debt (other than the Loans) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount outstanding exceeding U.S.$75,000,000 (or the equivalent thereof in other currencies).

“Material Subsidiary” means, at any date, (a) each Subsidiary of the Borrower (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute 5% or more of the consolidated assets of the Borrower and its Subsidiaries as of the end of the then most recently ended fiscal quarter for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes 5% or more of the consolidated operating profit of the Borrower and its Subsidiaries for the then most recently ended fiscal quarter for which quarterly financial statements have been prepared and (b) each Guarantor.

“Mexican GAAP” means generally accepted accounting principles in Mexico as in effect from time to time.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit of Mexico.

“New Sunward Credit Facility” means the U.S.$700,000,000 facilities agreement, dated as of June 27, 2005, among New Sunward Holding B.V., as borrower, the Borrower, the Guarantors, Citibank N.A. , as administrative agent, Banco Bilbao Vizcaya Argentaria, S.A. and BNP Paribas, as amended.

“Notice of Borrowing” has the meaning specified in Section 2.01(c).

“Notice of Extension” has the meaning specified in Section 2.01(e).

“Note” means a promissory note of the Borrower in substantially the form of Exhibit A or a pagaré in form and substance satisfactory to the Administrative Agent, evidencing the obligation of the Borrower to repay the Loans made by a Lender.

“Obligations” means, (a) with respect to the Borrower, all of its indebtedness, obligations and liabilities to the Lenders, the Joint Bookrunners and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, and (b) with respect to each Guarantor, all of its indebtedness, obligations and liabilities to the Lenders, the Joint Bookrunners and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, in each case whether direct or indirect, absolute or contingent, due or to become due.

“Obligors” means the Borrower and each Guarantor, and “Obligor” means the Borrower or either Guarantor.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, imposts, duties, fees, or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, registration, performance or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document and which are imposed, levied, collected or withheld by any Governmental Authority.

“Participant” has the meaning specified in Section 13.06(e).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Obligor or any of its ERISA Affiliates has any liability.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Prime Rate” means the average of the rate of interest publicly announced by each of the Reference Banks from time to time as its Prime Rate in New York City, the Prime Rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to debtors of any class, or generally.

“Process Agent” has the meaning specified in Section 13.12(a).

“Qualified Receivables Transaction” means a sale, transfer, or other securitization of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to any Person in a manner that satisfies the requirements for an absolute conveyance under the laws and regulations of the jurisdiction in which such originator is organized, (ii) at the time the sale, transfer or securitization of receivables is put in place, the receivables are derecognized from the balance sheet of the Borrower or its Subsidiary in accordance with Mexican GAAP in effect as at the date of such sale, transfer or securitization; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or securitization is carried out on a non-recourse basis or on a basis where recovery is limited to the collection of receivables.

“Quotation Day” means, in relation to any period in which an interest rate is to be determined, the date falling two Business Days before the first day of that period.

“Reference Banks” means the principal London office at ING Capital LLC and Barclays Bank PLC.

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) whose Total Exposures, when aggregated, equal or exceed 50.01% of the Aggregate Exposure minus the Total Exposure of any Defaulting Lender at such time.

“Requirement of Law” means, as to any Person, any law, ordinance, rule, regulation or requirement of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the Chief Financial Officer, the Corporate Planning and Finance Director, the Finance Director or the Comptroller of such Person.

“Screen Rate” means, the British Bankers Association Interest Settlement Rate Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries.

“Substitute Lender” means a commercial bank or other financial institution, acceptable to the Borrower, the Lenders and the Administrative Agent, each in its sole discretion, and approved by the Joint Bookrunners (including such a bank or financial institution that is already a Lender hereunder), which assumes all or a portion of the Commitment of a Lender pursuant to the terms of this Agreement.

“Target” has the meaning set forth in the recitals.

“Target-Related Default” has the meaning set forth in Section 10.05.

“Taxes” means any and all present or future income, stamp, sales or other taxes, levies, imposts, duties, deductions, fees, charges or withholdings, and all liabilities with respect thereto collected, withheld or assessed by any Governmental Authority, excluding, (a) in the case of each Lender, the Administrative Agent, and any Tax Related Persons, such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or maintains a Lending Office or its principal office or performs its functions as Administrative Agent or as are imposed on such Lender or the Administrative Agent or any of their Tax Related Persons (as the case may be) as a result of a present or former connection between the Lender, the Administrative Agent, or such Tax Related Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender or such Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, the Transaction Documents) and (b) any taxes, levies, imposts, deductions, charges or withholdings imposed by reason of any Lender’s or Administrative Agent’s failure to (i) register as a Foreign Financial Institution with the Ministry of Finance and (ii) be a resident (or have a principal office which is a resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation (but only in respect of those taxes payable in excess of taxes that would have been payable had such Lender complied with those conditions).

“Tax Related Person” means any Person whose income is realized through, or determined by reference to, the Administrative Agent or a Lender.

“Tender Offer” means the offer made by Bidco to acquire all the issued and outstanding shares of Target substantially on terms set forth in the press release dated the Tender Offer Launch Date, announcing the terms of the Tender Offer, as such offer may from time to time be amended, added to, revised, renewed or otherwise modified.

“Tender Offer Launch Date” means October 27, 2006.

“Termination Date” means the date which is the earliest of (a) the date 364 days following the date of this Agreement, or if extended with the written consent of each Lender in its sole discretion, such later date or (b) if no Loans are outstanding, the date on which the Commitments are terminated in accordance with this Agreement.

“Total Exposure” means at any time, as to any Lender, the amount of its Commitment at such time, or, if the Commitments shall have terminated, its Total Outstandings at such time.

“Total Outstandings” means at any time, as to any Lender, the sum of the aggregate outstanding principal amount of such Lender’s Loans.

“Transaction Documents” means, collectively, this Agreement, the Notes, any Assignment and Assumption Agreement pursuant to Section 13.06(c) hereof, each Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Transferee" has the meaning specified in Section 8.03(b)(iii)(1).

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

1.02  Other Definitional Provisions.

(a)    The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to”.

(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d)    In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days or Business Days are expressly prescribed.

(e)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03  Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Transaction Document and the Schedules.

1.04  Cross-References. Unless otherwise specified, references in a Transaction Document to any Article or Section are references to such Article or Section of such Transaction Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

1.05  Accounting Terms and Determinations. All accounting and financing terms not specifically defined herein shall be construed in accordance with Mexican GAAP.

ARTICLE II

MAKING THE LOANS

2.01  Loans.

(a)    Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender, severally and not jointly with any other Lender, agrees to make loans in Dollars (the “Loans”) to the Borrower from time to time in an aggregate principal amount of up to such Lender’s Commitment; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Loans outstanding at any one time shall not exceed the Aggregate Committed Amount, and (ii) with regard to each Lender individually, the aggregate principal amount of such Lender’s Commitment Percentage of all the Loans shall not exceed the Commitment of such Lender. Loans may be prepaid in accordance with the provisions hereof. Amounts repaid hereunder may not be reborrowed.

(b)    Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitment Percentage. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c)    Borrowings.

(i)  Requests for Borrowings. (A) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or any other electronic means, not later than 10:00 a.m., New York City time on the third Business Day, prior to the Disbursement Date. Each such telephonic Borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written notice (the “Notice of Borrowing”) in the form attached as Exhibit B approved by the Administrative Agent and signed by a duly authorized representative of the Borrower. Each such telephonic request and written Notice of Borrowing shall specify the following information in compliance with this Section 2.01:

(1)	that a Loan is requested;

(2)	the requested Disbursement Date, which shall be a Business Day;

(3)	the aggregate principal amount to be borrowed; and

(4)	the Interest Period(s) therefor.

(B)  If the Borrower shall fail to specify an applicable Interest Period in any such Notice of Borrowing, then such notice shall be deemed to be a request for an Interest Period of one (1) month.

(C)  Not later than 1:00 p.m. New York City time on the Business Day on which the Notice of Borrowing is received, the Administrative Agent shall promptly advise each Lender of the details thereof and shall advise each Lender of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(ii)  Minimum Amounts. Each Loan shall be in a minimum aggregate principal amount of U.S.$25,000,000, and integral multiples of U.S.$10,000,000 in excess thereof (or the remaining Aggregate Committed Amount, if less).

(d)    Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the Disbursement Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account held by the Administrative Agent for such purpose most recently designated by it by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting on the same day the amounts so received, in like funds, to account number 36964215 that the Borrower maintains with Citibank, NA. NY (ABA No. 021000089 Ref: CEMEX) in New York City or any other account with such bank or any other financial institution designated by the Borrower in the applicable Notice of Borrowing (the “Funding Account”). Unless the Administrative Agent shall have received notice from a Lender, prior to the time of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, but shall not be required to, assume that such Lender has made such share available on such date in accordance with Section 2.01(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender either does not make its share of the applicable Borrowing available to the Administrative Agent or delays in doing so past 4:00 p.m., New York City time, on the Disbursement Date, and such default or delay continues unremedied for five Business Days following the Disbursement Date (such Lender hereinafter referred to as a “Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Defaulting Lender’s share of the Borrowing, then the Defaulting Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at:

(i)  in the case of the Defaulting Lender, the Federal Funds Rate; or

(ii)  in the case of the Borrower, the Base Rate.

If, with respect to the immediately preceding sentence, the Borrower pays such amount to the Administrative Agent, then the Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount, and if such Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Defaulting Lender’s Loan included in such Borrowing. If the Administrative Agent, in its discretion, does not make available to the Borrower an amount corresponding to the Defaulting Lender’s share of the Borrowing then (x) the Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Defaulting Lender’s pro rata share of the Borrowing, but no Lender shall be so liable for any such failure on the part of or caused by any other Lender or the Administrative Agent or the Borrower, and (y) such share of the applicable Borrowing that was not made available shall be disregarded for purposes of calculating the Facility Fee pursuant to Section 3.02 and in the event such share has not been disregarded for such purposes, any amount paid by the Borrower in respect of such share shall be reimbursed to the Borrower by the applicable Defaulting Lender with interest thereon at the Federal Funds Rate for each day from and including the date such share of the Facility Fee was paid by the Borrower to but excluding the date of reimbursement by the Defaulting Lender. The Administrative Agent, upon notice by the Borrower that such reimbursement is due from the applicable Defaulting Lender, shall notify such Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the Borrower upon receipt from the Defaulting Lender. The Administrative Agent shall not, however, be liable to the Borrower for any failure by any Defaulting Lender to reimburse the Borrower for any amounts in respect of such Facility Fee.

(e)    Extension. The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period; provided, however, that any request for extension of a Loan that shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension shall be effected by the Borrower by giving a written notice (or telephone notice promptly confirmed in writing) (a “Notice of Extension”) to the Administrative Agent prior to 10:00 a.m., New York City time, on the Business Day of the date of the proposed extension, substantially in the form of Exhibit C hereto, specifying (A) the date of the proposed extension, (B) the Loans to be so extended, and (C) the applicable Interest Periods with respect thereto. Each Notice of Extension shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Sections 4.02(a) through (d). So long as there is no Default or Event of Default, in the event the Borrower does not request extension of any Loan in accordance with this Section, or any such extension is not required by this Section, then such Loan shall be continued at the end of each Interest Period applicable thereto, until the Borrower selects an alternate Interest Period, provided that such failure by the Borrower to request such extension shall also constitute a representation and warranty by the Borrower of the matters specified in Sections 4.02(a) through (d). The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension affecting any Loan.

(f)    Repayment. The principal amount of all Loans shall be due and payable in full on the Termination Date.

(g)    Notes. Each Lender’s Commitment Percentage of the Loans shall be evidenced by a duly executed note in favor of such Lender in the form of Exhibit A attached hereto or a pagaré in form and substance satisfactory to the Administrative Agent.

(h)    Voluntary Prepayment of Loans. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent (or such shorter period as the Required Lenders may agree), prepay, in full or in part, any Loans outstanding under this Agreement without premium or penalty; provided that each partial prepayment shall be in an amount of U.S.$25,000,000 or an integral multiple of U.S.$10,000,000 in excess thereof or, if less, the amount drawn under the Loans.

2.02  Interest.

(a)    Each Loan shall bear interest at a rate per annum equal to LIBOR plus the Applicable Margin.

(b)    Default Interest. Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Loans as provided in Section 2.02(a).

(c)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments, provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest with respect to each Loan shall be paid in Dollars.

(d)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days. The applicable LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

ARTICLE III

TERMINATION AND REDUCTION OF
COMMITMENTS; FEES, TAXES, PAYMENT PROVISIONS

3.01  Termination or Reduction of Commitments.

(a)    Mandatory Termination. The Commitments shall terminate on the Termination Date.

(b)    Voluntary Termination. Upon at least three Business Days’ notice to the Administrative Agent and the Joint Bookrunners, the Borrower may terminate the existing Commitments; provided, however, that the existing Commitments may not be terminated so long as (i) any Loan is outstanding or (ii) any interest, fee or expenses remain unpaid.

(c)    Voluntary Commitment Reductions. Voluntary reductions to the unutilized portion of the Commitments may be made from time to time by the Borrower without premium or penalty. Any reduction of the Commitments shall reduce the Commitment of each Lender pro rata.

(d)    Automatic Commitment Reductions. Upon the occurrence of an Amendment Event, each Lender’s commitment will automatically be reduced so that the Aggregate Committed Amount will automatically be U.S.$1,000,000,000. Any reduction of the Commitments pursuant to this Section 3.01(d) shall reduce the Commitment of each Lender pro rata, in accordance with Schedule 1.01(b).

3.02  Fees.

(a)    The Borrower agrees to pay to the Administrative Agent, on the Effective Date, for the account of the Lenders ratably in accordance with their Commitment Percentage, certain facility fees (the “Facility Fees”) as agreed in each of the Fee Letters.

(b)    Any facility fees to be paid to each Lender by the Borrower pursuant to the Fee Letters will be credited against any compensation to be paid by the Borrower, New Sunward Holding B.V. or Cemex España, S.A. to each Lender, or any of its respective affiliates, as lenders under each of the Existing Credit Agreements, in connection with the delivery of such Lender’s written consent to the provisions of the Amendment and Waiver Agreements and the entering into the Amendment and Waiver Agreements by the administrative agent or agent, as the case may be, on such Lenders behalf.

3.03  Computation of Fees. All fees calculated on a per annum basis shall be computed on the basis of 360 days and paid for the actual number of days elapsed.

3.04  Taxes.

(a)    Any and all payments by the Borrower or the Guarantors, as the case may be, to any Lender, the Joint Bookrunners or the Administrative Agent under this Agreement and the other Transaction Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In addition, the Borrower shall promptly pay all Other Taxes.

(b)    Except as otherwise provided in Section 3.04(c), the Borrower and the Guarantors jointly and severally agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (without duplication), excluding in each case United States backup withholding Taxes imposed because of payee underreporting (including any Taxes or Other Taxes (without duplication) imposed by any jurisdiction on amounts payable under this Section 3.04) paid by or assessed against any Lender or the Administrative Agent in respect of any sum payable hereunder and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except to the extent that such penalties, interest, additions to tax or expenses are incurred solely as a result of any gross negligence or willful misconduct of such Lender or Administrative Agent, as the case may be. Payment under this indemnification shall be made within 30 days after the date any Lender or the Administrative Agent makes written demand therefore, setting forth in reasonable detail the basis and calculation of such amounts (such written demand shall be presumed correct, absent significant error).

(c)    If the Borrower or the Guarantors, as the case may be, shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i)  the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.04, but excluding in each case United States backup withholding Taxes imposed because of payee underreporting) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made, provided that the Borrower shall not be required to increase any amounts payable to such Lender or the Administrative Agent to the extent such increased amounts would be in excess of the amounts that would have been payable to such Lender or the Administrative Agent had such Lender or Administrative Agent complied with the requirements of Section 3.04(f) or to the extent provided in Section 3.04(g);

(ii)  the Borrower or the Guarantors, as the case may be, shall make such deductions and withholdings; and

(iii)  the Borrower or the Guarantors, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d)    Within 30 days after the date of any payment by the Borrower or the Guarantors, as the case may be, of Taxes or Other Taxes, the Borrower or the Guarantors, as the case may be, shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e)    If the Borrower or any of the Guarantors, as the case may be, is required to pay additional amounts to the Administrative Agent or any Lender pursuant to Section 3.04(c) other than amounts related to the withholding of Mexican tax at the rate applicable to interest payments received by foreign financial institutions registered with the Secretaría de Hacienda y Crédito Público as a Foreign Financial Institution for the purposes of Article 195, Section I of the Mexican Income Tax law, then the Administrative Agent or such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office, issuing office, or office for receipt of payments by the Borrower and Guarantors hereunder, as the case may be, so as to eliminate or reduce the obligation of the Borrower or the Guarantor, as the case may be, to pay any such additional amounts which may thereafter accrue or to indemnify the Administrative Agent or such Lender in the future, if such change in the reasonable judgment of the Administrative Agent or such Lender is not otherwise disadvantageous to such Lender.

(f)    Each Lender and the Administrative Agent shall, from time to time at the request of the Borrower or the Administrative Agent (as the case may be), promptly furnish to the Borrower and the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that none of any Lender or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f), it being understood that the identity of any Person shall not be considered for these purposes as information regarding its tax affairs or computations. Each of the Borrower and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, interest or penalties that would not have became payable by such Person had such documentation been accurate.

(g)    In the case of an assignment, transfer, grant of a participation, designation of a new Lending Office or Administrative Agent’s Payment Office or appointment of a successor Administrative Agent, the Borrower and Guarantors shall not be required to pay or increase any amounts, pursuant to this Section 3.04 following such event, in excess of the amounts the Borrower and Guarantors were required to pay or increase immediately prior to such an event, except to the extent such event occurs pursuant to Section 3.10 or to the extent of increases in such amounts resulting from a change in applicable law occurring after such event.

(h)    If the Administrative Agent or any Lender receives a refund or credit in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or a Guarantor, as the case may be, pursuant to Section 3.04(b) and such refund or credit is directly and clearly attributable to this Agreement, it shall promptly notify the Borrower or such Guarantor, as the case may be, of the amount of such refund or credit and shall promptly return to the Borrower or such Guarantor, as the case may be, such refund or shall transfer the benefit of such credit to the Borrower or such Guarantor, as the case may be; provided, however, that (A) the Administrative Agent or such Lender, as the case may be, shall not be obligated to make any effort to obtain such refund or credit or to provide the Borrower or the Guarantors with any information on or justification for the arrangement of its tax affairs or otherwise disclose to the Borrower, the Guarantors or any other Person any information that it considers to be proprietary or confidential, and (B) the Borrower or such Guarantor, as the case may be, upon the request of the Administrative Agent or such Lender, as the case may be, shall return the amount of such refund or the benefit of such credit to the Administrative Agent or such Lender, as the case may be, if the Administrative Agent or such Lender, as the case may be, is required to repay the amount of such refund or the benefit of such credit to the relevant authorities within six years of the date the Borrower or such Guarantor, as the case may be, is paid such amount by the Administrative Agent or such Lender, as the case may be.

(i)    The agreements in this Section 3.04 shall survive the termination of this Agreement and the payment of the Borrower’s Obligations.

3.05  General Provisions as to Payments.

(a)    All payments to be made by the Borrower or the Guarantors, as the case may be, shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 3:30 p.m. (New York City time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as expressly provided herein) of each payment in like funds as received. Any payment received by the Administrative Agent later than 3:30 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)    Except and to the extent otherwise specifically provided herein, whenever any payment to be made hereunder is due on a day which is not a Business Day, the date for payment thereof shall be extended to the immediately following Business Day and, if interest is stated to be payable in respect thereof, interest shall continue to accrue to such immediately following Business Day.

(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender, as the case may be, on such due date an amount equal to the amount then due to such Lender. If and to the extent that the Borrower shall not have made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with accrued interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate; provided, however, that if any amount remains unpaid by any Lender for more than five Business Days after the Administrative Agent has made a demand for such amount, such Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 1%, and, provided further, that if any such amount remains unpaid by any Lender for more than ten Business Days, such Lender shall, commencing on the day next following such tenth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 2.00%.

3.06  Funding Losses. If the Borrower makes any payment of principal with respect to any Loan on any day other than the last day of the Interest Period applicable thereto (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.01(h)), or if the Borrower fails to borrow any Loans after notice has been given to any Lender in accordance with Section 2.01, or if the Borrower fails to prepay any Loans after notice has been given pursuant to Section 2.01, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it, including any loss incurred in obtaining, liquidating or reemploying deposits bearing interest by reference to LIBOR from third parties (“Funding Losses”), provided such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the computations for the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

3.07  Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Loan:

(a)    the Administrative Agent determines that by reason of circumstances affecting the London interbank market, reasonably adequate means do not exist for ascertaining LIBOR applicable to such Interest Period or that deposits in Dollars (in the applicable amounts) are not being offered in the London interbank market for such Interest Period, or

(b)    the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to any Lender of making or maintaining its Loan for such Interest Period,

(c)    then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders. In the event of any such determination or advice, until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Loan of the affected amount or Interest Period, or a continuation of a Loan of the affected amount or Interest Period shall be deemed rescinded and such request shall instead be considered a request for a Loan made at a rate of interest calculated with reference to Base Rate. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.08  Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of increasing such Lender’s cost of maintaining its Commitment or making or maintaining any Loans or reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. The relevant Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

Upon any Lender’s making a claim for compensation under this Section 3.08, (i) such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment by the Borrower which may thereafter accrue, if such change is not otherwise disadvantageous to such Lender, and (ii) the Borrower may replace such Lender in accordance with Section 3.11.

3.09  Illegality.

(a)    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain any Commitment or any Loan as contemplated by this Agreement, then such Lender, together with Lenders giving notice under Section 3.07(c), shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i)  such Lender may declare that such Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon, in the case of any request for a Loan, as to such Lender, such request shall only be deemed a request for a Loan made at a rate of interest calculated with reference to the Base Rate (unless it shall be illegal for the Affected Lender to provide such Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn; and

(ii)  such Lender may require that all outstanding Loans made by it be converted into Loans made at a rate of interest calculated with reference to the Base Rate, in which event all such Loans shall be automatically converted to such Loans as of the effective date of such notice as provided in paragraph (b) below; and

(iii)  if it is also illegal for the Affected Lender to make Loans bearing interest at the Base Rate, such Lender may declare all amounts owed to them by the Borrower to the extent of such illegality to be due and payable; provided, however, the Borrower has the right, with the consent of the Administrative Agent to find an additional Lender to purchase the Affected Lenders’ rights and obligations.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans, all payments and prepayments of principal that would otherwise have been applied to repay the Loans that would have been made by such Lender shall instead be applied to repay the Loans made at a rate of interest calculated with reference to the Base Rate by such Lender in lieu of, or resulting from the conversion, of such Loans.

(b)    For purposes of this Section 3.09, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.10  Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(a)  shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR hereunder; or

(b)  shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice delivered to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. If any Lender becomes aware of a proposed change in any Requirement of Law that would entitle it to claim any additional amounts pursuant to this Section it shall promptly, upon the Lender becoming aware of such event, provide notice to the Borrower through the Administrative Agent.

3.11  Substitute Lenders. If any Lender has demanded compensation (or if the Borrower is required to increase amounts payable hereunder) pursuant to Sections 3.04, 3.08, 3.09 or to 3.10, and such Lender does not waive its right to future additional compensation pursuant to Sections 3.04, 3.08, 3.09 or 3.10, the Borrower shall have the right (i) to replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights of such Lender under this Agreement upon execution of an Assignment and Assumption Agreement and payment by the Borrower of the related processing fee of U.S.$3,500 to the Administrative Agent; or (ii) to remove such Lender, reduce the Commitments by the amount of the Commitment of such Lender, and adjust the Commitment Percentage of each Lender such that the percentage of each other Lender shall be increased to equal the percentage equivalent of a fraction. The numerator of which is the Commitment of such other Lender and the denominator of which is the Commitments of the Lenders minus the Commitments of the Lender who demanded payment pursuant to Sections 3.04, 3.08, 3.09 or 3.10; provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement and the other Transaction Documents (including Section 3.08) unless any such amount is being contested by the Borrower in good faith.

3.12  Sharing of Payments, Etc.

(a)    If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Obligations obtained by all the Lenders (an “excess payment”), such Lender shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in such Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Commitment Percentage (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 3.12 and will in each case notify the Lenders following any such purchases.

(b)  If any Lender shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Lenders and, as a result thereof or in connection therewith, it shall receive any excess payment, then such Lender shall not be required to share any portion of such excess payment with any Lender which has the legal right to, but does not, join in any such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

(c)  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.12 may exercise all its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE IV

CONDITIONS PRECEDENT

4.01  Conditions to Effectiveness. The obligations of the Lenders under this Agreement are subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions precedent are satisfied or waived being the “Effective Date”):

(a)    Agreement. The Administrative Agent shall have received counterparts of this Agreement duly executed by each party hereto.

(b)    Opinions of Borrower’s and each Guarantor’s Counsel. The Administrative Agent shall have received (i) the opinion of Mayer, Brown, Rowe & Maw, LLP, New York counsel to the Borrower and the Guarantors, in substantially the form of Exhibit E, and (ii) the opinion of Lic. Ramiro G. Villarreal Morales, General Counsel of the Borrower and the Guarantors, in substantially the form of Exhibit F.

(c)    Opinion of Counsel to the Administrative Agent. The Administrative Agent shall have received (i) a favorable opinion of Ritch Mueller, S.C., special Mexican counsel to the Administrative Agent and the Lenders, and (ii) the opinion of Sullivan & Cromwell LLP, New York counsel to the Lenders.

(d)    Governmental Approvals. The Administrative Agent shall have received certified copies of any and all necessary approvals, authorizations, or consents of, or notices to, or registrations with any Governmental Authority required for the Borrower and each Guarantor to enter into, or perform its obligations under, the Transaction Documents.

(e)    Organizational Documents of the Borrower and the Guarantors. On the Effective Date, the Administrative Agent shall have received certified copies of (i) the acta constitutiva and estatutos sociales in effect on the Effective Date of the Borrower and each Guarantor, (ii) the powers-of-attorney of each Person executing any Transaction Document on behalf of the Borrower and each Guarantor, together with specimen signatures of such Person and (iii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Transaction Document and the transactions contemplated hereby and thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates (which shall not be earlier than five Business Days before the Effective Date).

(f)    Agent for Service of Process. The Administrative Agent shall have received a power of attorney, notarized under Mexican law, granted by the Borrower and each Guarantor to the Process Agent in respect of the Transaction Documents together with evidence that the Process Agent has accepted its appointment as Process Agent pursuant to Section 13.12.

(g)    Fees and Expenses. The Borrower shall have paid all fees and expenses owing to the Lenders (unless a Lender requests, and notifies the Administrative Agent and the Borrower in accordance with the provisions of this Agreement, to postpone the payment of any fee payable to such Lender by the Borrower for a later date), the Joint Bookrunners and the Administrative Agent to the extent of and payable on or before the Effective Date of the Agreement, and all other fees and expenses owing hereunder and under the Fee Letters to the extent due and payable on or before the Effective Date of the Agreement.

(h)    No Default. No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the transactions contemplated on the Effective Date, and the Borrower and each Guarantor shall have provided a certificate from a Responsible Officer of the Borrower to such effect to the Administrative Agent.

(i)    Representations and Warranties. The representations and warranties of the Borrower and of each Guarantor contained in this Agreement and each other Transaction Document shall be true on and as of the Effective Date, and the Borrower and each Guarantor shall have provided a certificate to such effect to the Administrative Agent.

(j)    Other Documents. The Administrative Agent shall have received such other certificates, powers of attorney and other documents and undertakings relating to the authority for, and the execution, delivery and validity of, the Transaction Documents, as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent.

4.02  Conditions Precedent to Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    Notes. If requested by a Lender, there shall have been delivered to the Administrative Agent for the account of such Lender, a Note, executed by the Borrower;

(b)    Notices. In the case of Borrowings, the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.01(c);

(c)    Availability. Immediately after such Borrowing or the continuation of any Loan, the Total Outstandings shall not exceed the Aggregate Committed Amount;

(d)    No Default. Immediately before and after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing and such Borrowing will not cause or result in a Default or Event of Default; and

(e)    Representations and Warranties. The representations and warranties of the Borrower contained in this Agreement and in each other Transaction Document and of each Guarantor contained in this Agreement shall be true and correct in all material respects on and as of the date of any Borrowing or continuation of any Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants that:

5.01  Corporate Existence and Power.

(a)    The Borrower is a corporation (sociedad anónima bursátil de capital variable) duly incorporated, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted.

(b)    All of the outstanding stock of the Borrower has been validly issued and is fully paid and non-assessable.

5.02  Power and Authority; Enforceable Obligations.

(a)    As of the Effective Date, the execution, delivery and performance by the Borrower of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales of the Borrower, and such have not been amended, modified or revoked and remain in full force and effect.

(b)    This Agreement and the other Transaction Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

5.03  Compliance with Law and Other Instruments. The execution, delivery of and performance under this Agreement and each of the other Transaction Documents to which the Borrower is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of the Borrower pursuant to, any Contractual Obligation of the Borrower or (b) result in any violation of the estatutos sociales of the Borrower or any provision of any Requirement of Law applicable to the Borrower.

5.04  Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party or the taking of any action contemplated hereby or by any other Transaction Document.

5.05  Financial Information.

(a)    The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG Cardenas Dosal, S.C., independent public accountants, copies of which have been furnished to each Lender, fairly present, the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with Mexican GAAP, consistently applied.

(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2006 and the related consolidated statements of income, changes in equity and changes in financial position for the nine-month period then ended, copies of which have been furnished to each Lender, were prepared in conformity with Mexican GAAP and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at September 30, 2006 and the results of operations for the fiscal period ended on such date.

5.06  Litigation. Except as set forth in Schedule 5.06, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no material adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole, of the litigation described in Schedule 5.06.

5.07  No Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by the Borrower constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico neither the Borrower nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

5.08  Governmental Regulations. The Borrower is not, and is not controlled by, (a) an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended or (b) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.09  Direct Obligations; Pari Passu; Liens.

(a)    (i) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of the Borrower, and (ii) the Loans, when made, will constitute direct, unconditional unsubordinated and unsecured obligations of the Borrower.

(b)  The obligations of the Borrower under this Agreement and the Loans rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of the Borrower.

(c)  There are no Liens on the property of the Borrower or any of its Subsidiaries other than Permitted Liens.

5.10  Subsidiaries. As of the date of this Agreement, all Material Subsidiaries of the Borrower are listed on Schedule 5.10.

5.11  Ownership of Property. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries has title in fee simple (or the equivalent legal title in Mexico) to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens and (b) each Obligor maintains insurance as required by Section 7.05.

5.12  No Recordation Necessary.

(a)    This Agreement and the Notes are in proper legal form under the law of Mexico for the enforcement thereof against the Borrower under the law of Mexico. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(b)    It is not necessary (i) in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Transaction Documents or (ii) solely by reason of the execution, delivery and performance of this Agreement by the Administrative Agent or any Lender, that the Administrative Agent or such Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.13  Taxes.

(a)    Each Obligor has filed all material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Borrower, except where the same may be contested in good faith by appropriate proceedings and as to which such Obligor maintains reserves to the extent it is required to do so by law or pursuant to Mexican GAAP. The charges, accruals and reserves on the books of each Obligor in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

(b)    Except for tax imposed by way of withholding on interest, fees and commissions remitted from Mexico, there is no tax (other than taxes on, or measured by, income or profits), levy, impost, deduction, charge or withholding imposed, levied, charged, assessed or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any of the other Transaction Documents or (ii) on any payment to be made by the Borrower pursuant to this Agreement or any of the other Transaction Documents. The Borrower and each Guarantor is permitted to pay any additional amounts payable pursuant to Section 3.04.

5.14  Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Requirements of Law (including with respect to the licenses, certificates, permits, franchises, and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, antitrust laws or Environmental Laws and the rules and regulations and laws with respect to social security, workers’ housing funds, and pension funds obligations), except where the failure to so comply would not have a Material Adverse Effect.

5.15  Absence of Default. No Default or Event of Default has occurred and is continuing.

5.16  Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent, the Joint Bookrunners or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) is true and accurate in all material respects on the date as of which such information is stated or certified and does not omit to state any material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading. The Borrower has disclosed to the Lenders in writing any and all facts which may have a Material Adverse Effect.

5.17  Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving the Borrower arising out of or relating to this Agreement in any Mexican court or tribunal, any Lender, the Joint Bookrunners and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13 hereof.

5.18  Aggregate Exposure. The Aggregate Exposure does not exceed the Aggregate Committed Amount.

5.19  Total Outstandings. The Total Outstandings do not exceed the aggregate amount of the Commitments.

5.20  Pension and Welfare Plans. During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by any Obligor, any of its Subsidiaries, or any its ERISA Affiliates of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. No Obligor, nor any of its Subsidiaries, has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

5.21  Environmental Matters.

Except as could not have or could not be reasonably expected to have a Material Adverse Effect (or except as is disclosed in Schedule 5.06 (Litigation)):

(a)    Each of the properties owned or leased by an Obligor or any of its Subsidiaries (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Credit Parties or any of their Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b)    No Obligor has received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance or liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the knowledge of an Obligor or any of its Subsidiaries, is any such written notice or written inquiry being threatened.

(c)    Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, an Obligor or any of its Subsidiaries in a manner that would give rise to liability under any applicable Environmental Laws.

(d)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of an Obligor or any of its Subsidiaries, threatened, under any Environmental Law to which an Obligor or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to an Obligor or any of its Subsidiaries, the Real Properties or the Businesses.

(e)    There has been no release (including, without limitation, disposal) or to the Borrower’s knowledge, threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of an Obligor or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.

(f)  None of the Real Properties contains any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, would constitute a violation of, or could give rise to liability under, Environmental Laws.

(g)  No Obligor, nor any of its Subsidiaries, has assumed any liability of any Person (other than another Obligor or one of its Subsidiaries) under any Environmental Law.

(h)  This Section 5.21 constitutes the only representations and warranties of the Credit Parties with respect to any Environmental Law or Hazardous Substance.

5.22   Margin Regulations. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock except in compliance with Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

Each of the Guarantors separately represents and warrants that:

6.01  Corporate Existence and Power.

(a)    Such Guarantor is a corporation (sociedad anónima de capital variable) duly incorporated, validly existing and in good standing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted.

(b)    All of the outstanding stock of such Guarantor has been validly issued and is fully paid and non-accessible.

6.02  Power and Authority; Enforceable Obligations.

(a)    The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales of such Guarantor.

(b)    This Agreement and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by such Guarantor and constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

6.03  Compliance with Law and Other Instruments. The execution, delivery and performance of this Agreement and any of the other Transaction Documents to which such Guarantor is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of such Guarantor pursuant to, any Contractual Obligation of such Guarantor or (b) result in any violation of the estatutos sociales of such Guarantor or any provision of any Requirement of Law applicable to such Guarantor.

6.04  Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by such Guarantor of this Agreement and the other Transaction Documents to which such Guarantor is a party or the taking of any action contemplated hereby or by any other Transaction Document.

6.05  Litigation. Except as set forth in Schedule 6.05, there is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, and there has been no material adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole, of the litigation described in Schedule 6.05.

6.06  No Immunity. Such Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by such Guarantor constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico neither such Guarantor nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

6.07  Governmental Regulations. Such Guarantor is not, and is not controlled by, (a) an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended or (b) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.08  Direct Obligations; Pari Passu.

(a)    This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of such Guarantor.

(b)    The obligations of such Guarantor under this Agreement rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of such Guarantor.

6.09  No Recordation Necessary. This Agreement is in proper legal form under the law of Mexico for the enforcement thereof against such Guarantor under the law of Mexico. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement unless such stamp or similar taxes have been paid by the Borrower or the Guarantors; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

6.10  Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving such Guarantor arising out of or relating to this Agreement in any Mexican court or tribunal, the Lenders, the Joint Bookrunners and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13 hereof.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that for so long as any Obligation under this Agreement or any other Transaction Document remains unpaid or any Lender has any Commitment hereunder:

7.01  Financial Reports and Other Information. The Borrower will deliver to the Administrative Agent (with a copy for each Lender):

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries containing consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries, for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Mexican GAAP, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of a Responsible Officer of the Borrower, stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that in the event of any change in the Mexican GAAP used in the preparation of such financial statements, the Borrower shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Mexican GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.05 and provided further that all such documents will be prepared in English; and

(b)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by any Responsible Officer of the Borrower as having been prepared in accordance with Mexican GAAP and together with a certificate of a Responsible Officer of the Borrower, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that in the event of any change in the Mexican GAAP used in the preparation of such financial statements, the Borrower shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Mexican GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.05 and provided further that all such documents will be prepared in English.

7.02  Notice of Default and Litigation. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will notify each Lender):

(a)    as soon as practicable and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto; and

(b)    promptly after the commencement thereof, notice of all litigation, actions, investigations and proceedings before any court, Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 5.06 or the receipt of written notice by the Borrower or any of its subsidiaries of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation (including but not limited to Environmental Laws) the violation of which could reasonably be expected to have a Material Adverse Effect.

7.03  Compliance with Laws and Contractual Obligations, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all material Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.04  Payment of Obligations. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies assessed, charged or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the failure to make such payments or effect such discharges could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

7.05  Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

7.06  Conduct of Business and Preservation of Corporate Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower and will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that neither the Borrower nor any of its Subsidiaries shall be required to maintain its corporate existence in connection with a merger or consolidation in compliance with Section 8.02; and provided, further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Borrower or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of the Borrower or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.07  Books and Records. The Borrower will keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with Mexican GAAP, consistently applied.

7.08  Maintenance of Properties, Etc. The Borrower will:

(a)    maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b)    maintain, preserve and protect all intellectual property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of the Borrower or its Subsidiaries, provided neither paragraph (a) nor this paragraph (b) shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09  Use of Proceeds. The Borrower will use the proceeds of all Loans made hereunder to refinance the Existing Credit Agreements in the event that the Amendment and Waiver Agreements are not entered into. Once the Aggregate Committed Amount has been reduced to U.S.$1,000,000,000 in accordance with the terms hereof, the Borrower shall apply all amounts borrowed by it under this Agreement towards the following:

(a)    for general corporate purposes of the Borrower and its Subsidiaries;

(b)    to finance (i) the consideration payable for the shares in the Target under the Tender Offer; (ii) the purchase price for the shares in the Target acquired under the compulsory acquisition procedures of Australian companies law; and (iii) the acquisition of any American depository receipts relating to shares in the Target in accordance with United States securities laws and regulations;

(c)    to finance the consideration payable to holders of options to acquire shares in the Target pursuant to any proposal in respect of those options as required by Australian companies law, or in accordance with the bylaws of the Target or pursuant to any resolution of the board of directors of the Target or any relevant pension or employment benefit plan administrators;

(d)    to refinance indebtedness of the Borrower and/or its Subsidiaries, including the refinancing of indebtedness of the Target and its Subsidiaries outstanding at the time of the acquisition of the Target shares pursuant to the Tender Offer;

(e)    to finance the payment of any fees, costs and expenses (including any Tax thereon) and stamp duty, registration and other similar Taxes incurred by any member of the Group in relation to the Tender Offer; and/or

(f)    to pay fees and expenses related to this Agreement.

7.10  Pari Passu Ranking. The Borrower will ensure that at all times the Obligations of the Borrower and each of the Guarantors under the Transaction Documents constitute unconditional general obligations of such Obligor ranking in priority of payment at least pari passu with all other senior unsecured, unsubordinated Debt of such Obligor, except where the claims of the provider of other senior unsecured, unsubordinated Debt are mandatorily preferred by law of general application to the Obligors.

7.11  Transactions with Affiliates. The Borrower will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are commercially reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

7.12  Maintenance of Governmental Approvals. The Borrower will maintain in full force and effect at all times all approvals of and filings with any Governmental Authority or third Party required under applicable law for the conduct of its business (including, without limitation, antitrust laws or Environmental Laws) and the performance of the Obligors’ obligations hereunder and under the other Transaction Documents by the Borrower and/or the Guarantors, as applicable, and for the validity or enforceability hereof and thereof, except where failure to maintain any such approvals or filings could not reasonably be expected to have a Material Adverse Effect.

7.13  Inspection of Property. At any reasonable time during normal business hours and from time to time with at least ten Business Days’ prior notice, or at any time if an Event of Default shall have occurred and be continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make abstracts from the records and books of account of, and visit the properties of, each of the Borrower or the Guarantors, and to discuss the affairs, finances and accounts of the Borrower or such Guarantor with any of its officers or directors and with its independent certified public accountants. All expenses associated with such inspection shall be borne by the inspecting Lenders; provided that if an Event of Default shall have occurred and be continuing, any expenses associated with such inspection shall be borne jointly and severally by the Borrower and the Guarantors.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that for so long as any Obligation under this Agreement or any other Transaction Document remains unpaid or any Lender has any Commitment hereunder:

8.01  Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any Subsidiary, whether now owned or held or hereafter acquired, other than the following Liens (“Permitted Liens”):

(a)    Liens for Taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP shall have been made;

(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP shall have been made;

(c)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)    any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)    Liens existing on the date of this Agreement as described in Schedule 8.01(e) hereto;

(f)    any Lien on property acquired by the Borrower after the date hereof that was existing on the date of acquisition of such property; provided that such Lien was not incurred in anticipation of such acquisition, and any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Borrower or any of its Subsidiaries after the date hereof; provided, further, that (A) any such Lien permitted pursuant to this clause (f) shall be confined solely to the item or items of property so acquired (including, in the case of any Acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any Acquired Subsidiary or Acquiring Subsidiary) and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use with, such acquired property; and (B) if applicable, any such Lien shall be created within nine months after, in the case of property, its acquisition, or, in the case of improvements, their completion;

(g)    any Lien renewing, extending or refunding any Lien permitted by clause (f) above; provided that the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the maturity thereof reduced and such Lien is not extended to other property;

(h)    any Liens created on shares of Capital Stock of the Borrower or any of its Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose vehicle (including any entity with legal personality) of which such shares constitute the sole assets; provided that (A) any shares of Subsidiary stock held in such trust, corporation or entity could be sold by the Borrower; and (B) proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Borrower’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Section 8.03; and provided, further, that such Liens may not secure Debt of the Borrower or any Subsidiary (unless permitted under another clause of this Section 8.01);

(i)    any Liens on securities securing repurchase obligations in respect of such securities;

(j)    any Liens created pursuant to a Qualified Receivables Transaction;

(k)   any Liens over the property or assets of Bidco created by or arising in connection with the Tender Offer;

(l)    any Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets of the Borrower and its Subsidiaries; and

(m)   in addition to the Liens permitted by the foregoing clauses (a) through (k) (but including any Liens permitted solely by clause (l) above), Liens securing Debt of the Borrower and its Subsidiaries (taken as a whole) not in excess of 5% of the Adjusted Consolidated Net Tangible Assets of the Borrower and its Subsidiaries;

unless, in each case, the Borrower has made or caused to be made effective provision whereby the Obligations hereunder are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is so secured.

8.02  Consolidations and Mergers. None of the Guarantors nor the Borrower shall, in one or more related transactions, (x) consolidate with or merge into any other Person or permit any other Person to merge into it or (y), directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets to any Person, unless, with respect to any transaction described in clause (x) or (y), immediately after giving effect to such transaction:

(a)    the Person formed by any such consolidation or merger, if it is not the Borrower or such Guarantor, or the Person that acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower or such Guarantor (any such Person, a “Successor”) (i) shall be a corporation organized and validly existing under the laws of its place of incorporation, which in the case of a Successor to the Borrower shall be Mexico, the United States, Australia, Canada, France, Belgium, Germany, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof, (ii) in the case of a Successor to the Borrower, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the Obligations of the Borrower pursuant to this Agreement and the performance of every covenant on the part of the Borrower to be performed and observed and (iii) in the case of a Successor to any Guarantor, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the performance of every covenant of this Agreement on the part of such Guarantor to be performed and observed;

(b)    in the case of any such transaction involving the Borrower or any Guarantor, the Borrower or such Guarantor, or the Successor of any thereof, as the case may be, shall expressly agree to indemnify each Lender and the Administrative Agent against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Lender and/or the Administrative Agent solely as a consequence of such transaction with respect to payments under the Transaction Documents;

(c)    immediately after giving effect to such transaction, including for purposes of this clause (c) the substitution of any Successor to the Borrower for the Borrower or the substitution of any Successor to a Guarantor for such Guarantor and treating any Debt or Lien incurred by the Borrower or any Successor to the Borrower, or by a Guarantor of the Borrower or any Successor to such Guarantor, as a result of such transactions as having been incurred at the time of such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d)    the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel (such counsel to be chosen by the Borrower in its absolute discretion), each stating that such consolidation, merger, conveyance, transfer or lease and, if a written agreement is required in connection with such transaction, such written agreement comply with the relevant provisions of this Article VIII and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

8.03  Sales of Assets, Etc. (a) Subject to paragraph (b) of this Section 8.03, the Borrower shall not (and the Borrower shall ensure that none of its Subsidiaries and none of Bidco and its Subsidiaries shall), without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all its assets or a substantial part of its assets representing more than five per cent in aggregate of the total consolidated assets of the Borrower and its Subsidiaries, calculated by reference to the latest consolidated financial statements of the Borrower, delivered pursuant to Section 7.01(a), unless (i) full value for such assets is received by the Borrower or its Material Subsidiaries; and (ii) an amount equal to the net proceeds of any such sale, lease, transfer or other disposal is reinvested within twelve months of receipt by the Borrower or its Material Subsidiaries in the business of the Borrower and its Subsidiaries;

(b)    Paragraph (a) of this Section 8.03 does not apply to any sale, lease, transfer or other disposal of assets:

(i)	made on arm's length terms and for fair market value in the ordinary course of business of the disposing entity;

(ii)	in respect of any Qualified Receivables Transaction;

(iii)
from the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries on arm's length terms and for fair market or book value, provided that the exception contained in this paragraph (iii) shall not apply to any sale, lease, transfer or other disposal of an asset:

(1)
from any Obligor to the Borrower or any of its Subsidiaries which is neither an Obligor nor a subsidiary of an Obligor unless the person to whom such sale, lease, transfer or other disposal is made (the "Transferee") or its direct or indirect parent company (as the case may be) becomes a Guarantor; or

(2)
from any Material Subsidiary to the Borrower or any of its Subsidiaries which is not a Material Subsidiary unless the person making such sale, lease, transfer or other disposal does not cease to be a Material Subsidiary or, if it ceases to be a Material Subsidiary, any Transferee shall be deemed to be a Material Subsidiary;

(iv)
in respect of which the net proceeds are used to repay any amounts outstanding hereunder in an amount equal to such net proceeds and if the Available Commitments in an amount equal thereto are cancelled;

(v)
in respect of which the proceeds are applied pursuant to any prepayment requirement in any debt agreements of the Borrower or any Subsidiary in relation to the use of proceeds received from the disposal of any assets;

(vi)	in respect of fixed assets or contractual rights which are exchanged for other fixed assets or contractual rights reasonably comparable as to type or quality;

(vii)	in respect of cash or cash equivalent investments;

(viii)
which occurs due to the solvent liquidation or reorganization of the Borrower or any of its Subsidiaries so long as any payment or assets distributed as a result of such liquidation or reorganization are distributed to the Borrower or any of its Subsidiaries;

(ix)
pursuant to any joint venture agreements or arrangements existing with respect to the Target and its Subsidiaries on the date (if any) on which the Target becomes a Subsidiary of the Borrower (and any replacements or renewals of such agreements or arrangements with respect to such joint ventures on substantially similar terms and with only the Persons to which such agreements or arrangements related on such date) and pursuant to any Law or U.S. Governmental Authority and/or in connection with any sale of assets of the Target or any of its Subsidiaries that are not strategic to the business of the Borrower and its Subsidiaries; or

(x)	any Margin Stock acquired by the Borrower through the Tender Offer.

8.04  Change in Nature of Business. The Borrower shall not make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

8.05  Margin Regulations. The Borrower shall not use any part of the proceeds of the Loans for any purpose which would result in any violation (whether by the Borrower, any Guarantor, the Administrative Agent or the Lenders) of Regulation T, U or X of the Federal Reserve Board or to extend credit to others for any such purpose, or engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

ARTICLE IX

OBLIGATIONS OF GUARANTORS

9.01  The Guaranty. Each of the Guarantors jointly and severally hereby unconditionally and irrevocably guarantee (as a primary obligor and not merely as surety) payment in full as provided herein of all Obligations payable by the Borrower to each Lender, the Administrative Agent and the Joint Bookrunners under this Agreement and the other Transaction Documents and the Fee Letters, as and when such amounts become payable (whether at stated maturity, by acceleration or otherwise).

9.02  Nature of Liability. The obligations of the Guarantors hereunder are guarantees of payment and shall remain in full force and effect until all Obligations of the Borrower have been validly, finally and irrevocably paid in full and all Commitments have been terminated, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all Obligations from time to time therefor. Each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Transaction Documents.

9.03  Unconditional Obligations. Notwithstanding any contrary principles under the laws of any jurisdiction other than the State of New York, the obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be impaired, terminated, released, discharged or otherwise affected by the following:

(a)    the existence of any claim, set-off or other right which either of the Guarantors may have at any time against the Borrower, the Administrative Agent, any Lenders or any other Person, whether in connection with this transaction or with any unrelated transaction;

(b)    any invalidity or unenforceability of this Agreement or any other Transaction Document relating to or against the Borrower or either of the Guarantors for any reason;

(c)    any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by the Borrower under this Agreement or any of the other Transaction Documents or the payment, observance, fulfillment or performance of any other Obligations;

(d)    any change in the name, purposes, business, capital stock (including the ownership thereof) or constitution of the Borrower;

(e)    any amendment, waiver or modification of any Transaction Document in accordance with the terms hereof and thereof; or

(f)    any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Lenders or any other Person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to either of the Guarantors’ obligations hereunder.

9.04  Independent Obligation. The obligations of each of the Guarantors hereunder are independent of the Borrower’s obligations under the Transaction Documents and of any guaranty or security that may be obtained for the Obligations. The Administrative Agent and the Lenders may neglect or forbear to enforce payment hereunder, under any Transaction Document or under any guaranty or security, without in any way affecting or impairing the liability of each Guarantor hereunder. The Administrative Agent or the Lenders shall not be obligated to exhaust recourse or take any other action against the Borrower or under any agreement to purchase or security which the Administrative Agent or the Lenders may hold before being entitled to payment from the Guarantors of the obligations hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or the Lenders in favor of the Borrower or each of the Guarantors. Without limiting the generality of the foregoing, the Administrative Agent or the Lenders shall have the right to bring suit directly against either of the Guarantors, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Borrower and/or the other Guarantor.

9.05  Waiver of Notices. Each of the Guarantors hereby waives notice of acceptance of this Article IX and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any such liability, suit or the taking of other action by the Administrative Agent or the Lenders against, and any other notice, to the Guarantors.

9.06  Waiver of Defenses. To the extent permitted by New York law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defenses to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this Article IX, including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of the Borrower, statute of limitations, accord and satisfaction and usury. Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for any additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Administrative Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part, (a) change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Article IX shall apply to the Obligations as so changed, extended, renewed or altered; (b) exercise or refrain from exercising any right against the Borrower or others (including the Guarantors) or otherwise act or refrain from acting, (c) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of the Borrower to creditors of the Borrower other than the Administrative Agent and the Lenders and the Guarantors, (d) apply any sums by whomsoever paid or howsoever realized, other than payments of the Guarantors of the Obligations, to any liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein, to the Administrative Agent and the Lenders regardless of which of such liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein remain unpaid; (e) consent to or waive any breach of, or any act, omission or default under the Obligations or any of the instruments or agreements referred to in this Agreement and the other Transaction Documents, or otherwise amend, modify or supplement the Obligations or any of such instruments or agreements, including the Transaction Documents; and/or (f) request or accept other support of the Obligations or take and hold any security for the payment of the Obligations or the obligations of the Guarantors under this Article IX, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof.

9.07  Bankruptcy and Related Matters.

(a)    So long as any of the Obligations remain outstanding, each of the Guarantors shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization, concurso mercantil or insolvency proceedings of, or against, the Borrower.

(b)    If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy, reorganization, concurso mercantil or any similar event of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Lenders.

(c)    The obligations of each of the Guarantors under this Article IX shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, concurso mercantil, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of the Borrower or similar proceedings or actions or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d)    Each of the Guarantors acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding or action referred to above in Section 9.07(c) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Obligations if said proceedings or actions had not been commenced) shall be included in the Obligations, it being the intention of the Guarantors, the Administrative Agent, and the Lenders that the Obligations which are to be guaranteed by the Guarantors pursuant to this Article IX shall be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Administrative Agent, or allowing the claim of the Administrative Agent, for the benefit of the Administrative Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e)    Notwithstanding anything to the contrary contained herein, if all or any portion of the Obligations are paid by or on behalf of the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Administrative Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Article IX, to the extent permitted by applicable law.

9.08  No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations shall have been indefeasibly paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

9.09  Right of Contribution. Subject to Section 9.08, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Joint Bookrunners and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Joint Bookrunners and the Lenders for the full amount guaranteed by such Guarantor hereunder.

9.10  General Limitation on Guaranty. In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganization, concurso mercantil or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 9.10 would otherwise, taking into account the provisions of Section 9.09, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

9.11  Covenants of the Guarantors. Each Guarantor hereby covenants and agrees that, so long as any Obligations under this Agreement and any other Transaction Document remain unpaid or any Lender has any Commitment hereunder, it shall comply with the covenants contained or incorporated by reference in this Agreement to the extent applicable to it as a Subsidiary of the Borrower.

ARTICLE X

EVENTS OF DEFAULT

10.01  Events of Default. The following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a)    Payment Defaults. The Borrower shall (i) fail to pay any principal of any Loan when due in accordance with the terms hereof or (ii) fail to pay any interest on any Loan, any fee or any other amount payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)    Representation and Warranties. Any representation or warranty made by the Borrower herein or in any other Transaction Document or made by either Guarantor herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Transaction Document, as applicable, shall prove to have been incorrect in any material respect on or as of the date made if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) the chief financial officer of the Borrower or such Guarantor, as the case may be, becomes aware of such incorrectness or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(c)    Specific Defaults. The Borrower or a Guarantor, as applicable, shall fail to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02(a), 7.06 (with respect to the Borrower’s and each Guarantor’s existence only), 7.10 or 7.13 or Article VIII; or

(d)    Other Defaults. The Borrower or a Guarantor, as applicable, shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document (other than as provided in paragraphs (a) and (c) above) and such failure shall continue unremedied for a period of 30 days after the earlier of the date on which (i) the chief financial officer of the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(e)    Defaults under Other Agreements. The occurrence of a default or event of default under any indenture, agreement or instrument relating to any Material Debt of the Borrower or any of its Subsidiaries, and (unless any principal amount of such Material Debt is otherwise due and payable) such default or event of default results in the acceleration of the maturity of any principal amount of such Material Debt prior to the date on which it would otherwise become due and payable; or

(f)    Voluntary Bankruptcy. The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concurso mercantil or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or the equivalent thereof under Mexican law (including the Ley de Concursos Mercantiles) (but excluding any proceeding for solvent liquidation/reorganization in the context outside of insolvency of the Borrower or any of its Subsidiaries solely to effect a payment or sale or distribution of any assets from a company to its shareholders, which proceeding is otherwise permitted by this Agreement); or

(g)    Involuntary Bankruptcy. An involuntary case or other proceeding shall be commenced against the Borrower, any Guarantor or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, concurso mercantil or other similar law now or hereafter in effect (including but not limited to the Ley de Concursos Mercantiles) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days; or an order for relief shall be entered against the Borrower, any Guarantor or any Material Subsidiaries under any bankruptcy, insolvency concurso mercantil or other similar law as now or hereafter in effect; or

(h)    Monetary Judgment. A final judgment or judgments or final order or orders not subject to further appeal for the payment of money in an aggregate amount in excess of U.S.$50,000,000 shall be rendered against the Borrower and/or any of its one or more Subsidiaries that are neither discharged nor bonded in full within 30 days thereafter; or

(i)    Pari Passu. The Obligations of the Borrower under this Agreement or of any Guarantor under this Agreement shall fail to rank at least pari passu with all other senior unsecured Debt of the Borrower or such Guarantor, as the case may be, except where the claim of the holder of other senior unsecured unsubordinated Debt is mandatorily preferred by law of general application to the Obligors; or

(j)    Validity of Agreement. The Borrower shall contest the validity or enforceability of any Transaction Document or shall deny generally the liability of the Borrower under any Transaction Documents or either Guarantor shall contest the validity of or the enforceability of their guarantee hereunder or any obligation of either Guarantor under Article IX hereof shall not be (or is claimed by either Guarantor not to be) in full force and effect; or

(k)    Governmental Authority. Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable Requirement of Law for the execution, delivery, or performance by the Borrower or either Guarantor of any Transaction Document to which it is a party or to make such Transaction Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have an adverse effect on the rights or remedies of the Administrative Agent or the Lenders; or

(l)    Expropriation, Etc. Any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate all or any substantial portion of the property of, or capital stock issued or owned by, the Borrower or either Guarantor or take any action that would prevent the Borrower or either Guarantor from performing its payment obligations under the Transaction Documents where such action would have a Material Adverse Effect; or

(m)   Moratorium; Availability of Foreign Exchange. A moratorium shall be agreed or declared in respect of any Debt of the Borrower or either Guarantor or any restriction or requirement not in effect on the date hereof shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by the Borrower or either Guarantor for the purpose of performing any material obligation under any Transaction Document to which it is a party; or

(n)    Change of Ownership or Control. The beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more in voting power of the outstanding voting stock of the Borrower or either Guarantor is acquired by any Person; provided that the acquisition of beneficial ownership of capital stock of the Borrower or either Guarantor by Lorenzo H. Zambrano or any member of his immediate family shall not constitute an Event of Default.

10.02  Remedies. If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(i) terminate all or a portion of the Commitments;

(ii) declare by notice to the Borrower the principal amount of all outstanding Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon and any fees and all other Obligations accrued hereunder, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in the case of any Event of Default specified in Section 10.01(f) or (g), without notice or any other act by the Lenders or the Administrative Agent, the Commitments shall be automatically terminated and the Loans (together with accrued interest thereon) and all other Obligations of the Borrower hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

10.03  Notice of Default. The Administrative Agent shall give notice to the Borrower of any event occurring under Section 10.01(a), (b), (c) or (d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

10.04  Default Interest. In the event of default by the Borrower in the payment on the due date of any sum due under this Agreement, the Borrower shall pay interest on demand on such sum from the date of such default to the day of actual receipt of such sum by the Administrative Agent (as well after as before judgment) at the rate specified in Section 2.02(b). So long as the default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which the Borrower is in default.

10.05  Clean-up Period for Target-Related Defaults.

(a)    Notwithstanding any other terms of this Agreement, during the period commencing on the date on which the Borrower acquires control of the Target and expiring 180 days thereafter (the “Clean-up Period”), if any matter or circumstance that exists in respect of the Target or any of the Target’s Subsidiaries would constitute (x) a breach of a representation or warranty made in Articles V or VI, (y) a breach of a covenant in Article VII, VIII or IX or (z) a Default or an Event of Default (a “Target-Related Default”), then:

(i)  promptly upon becoming aware of its occurrence, the Borrower shall notify the Administrative Agent of that Target-Related Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)  subject to clause (b) below, during the Clean-up Period such Target-Related Default shall not constitute a breach of representation or warranty, a breach of a covenant, a Default or an Event of Default and the Administrative Agent shall not be entitled to take any action under Section 10.01 solely upon that Target-Related Default until (if that Target-Related Default is then continuing) the earlier of (x) the date immediately after the end of the Clean-up Period; and (y) the date (if any) on which a Material Adverse Effect occurs or shall have occurred as a result of such Target-Related Default.

(b)    For the avoidance of doubt, nothing in this Section 10.05 shall restrict the Administrative Agent’s and/or Lenders’ rights to take any action under Section 10.01 with respect to any Default or Event of Default other than a Target-Related Default.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.01  Appointment and Authorization. Each Lender hereby irrevocably designates and appoints ING Capital LLC as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

11.02  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

11.03  Liability of Administrative Agent. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower, the Guarantors or any officer thereof contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Borrower, the Guarantors or any other party to any Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Guarantors.

11.04  Reliance by Administrative Agent.

(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or teletype message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or when expressly required by this Agreement, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)    For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction on or before the Effective Date.

11.05  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06  Credit Decision. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Guarantors, or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors, and their Affiliates and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or the Guarantors which may come into the possession of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

11.07  Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages in effect on the date the cause for indemnification arose, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations or the Termination Date) be imposed on, incurred by or asserted against the Administrative Agent (or any of its Affiliates, directors, officers, agents and employees) in any way relating to or arising out of this Agreement or any other Transaction Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it results from the gross negligence or willful misconduct of the Administrative Agent or its Affiliates, directors, officers, agents or employees. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any reasonable and documented costs or out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the preparation, execution, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

11.08  Administrative Agent in Individual Capacity. ING Capital LLC may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Guarantors or any of their Affiliates as though ING Capital LLC were not the Administrative Agent hereunder and without notice to or the consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, (i) ING Capital LLC or its Affiliates may receive information regarding the Borrower, the Guarantors and their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or the Guarantors) and (ii) that the Administrative Agent shall be under no obligation to provide such information to them. With respect to the Obligations, ING Capital LLC shall have the same rights and powers under this Agreement as any other Lender, and the terms “Lender” and “Lenders” include ING Capital LLC in its individual capacity.

11.09  Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld (unless a Default or Event of Default shall have occurred and be continuing, in which case such approval shall not be required). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act on the part of such retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted the appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and either the Borrower or the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$400,000,000.

ARTICLE XII

THE JOINT BOOKRUNNERS

12.01  The Joint Bookrunners. The Borrower hereby confirms the designation of Banco Santander, S.A., Institución de Banca Múltiple Grupo Financiero Santander, Société Générale, S.A., BNP Paribas, and Calyon, New York Branch as Joint Bookrunners for this Agreement. The Joint Bookrunners assume no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Lenders. The title “Joint Bookrunner” or “Book-runner” implies no fiduciary responsibility on the part of the Joint Bookrunners to the Administrative Agent, or the Lenders and the use of either such title does not impose on the Joint Bookrunners any duties or obligations under this Agreement except as may be expressly set forth herein.

12.02  Liability of Joint Bookrunners. Neither the Joint Bookrunners nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Transaction Document (except for such Joint Bookrunner’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers under or in connection with, this Agreement or any other Transaction Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party to any other Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Joint Bookrunners shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

12.03  Joint Bookrunners in their Respective Individual Capacities. Each of Banco Santander, S.A., Institución de Banca Múltiple Grupo Financiero Santander, Société Générale, S.A., BNP Paribas, and Calyon, New York Branch, and their respective Affiliates, may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though they were not the Joint Bookrunners hereunder.

12.04  Credit Decision. Each Lender expressly acknowledges that neither the Joint Bookrunners nor any of their respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Joint Bookrunners hereafter taken, including any review of the affairs of the Borrower or the Guarantors, shall be deemed to constitute any representation or warranty by the Joint Bookrunners to any Lender. Each Lender acknowledges to the Joint Bookrunners that it has, independently and without reliance upon the Joint Bookrunners, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors and their Affiliates and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Joint Bookrunners, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or the Guarantors. The Joint Bookrunners shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Joint Bookrunners or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

ARTICLE XIII

MISCELLANEOUS

13.01  Notices.

(a)    Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in writing (including facsimile transmission) and shall be sent by an overnight courier service, transmitted by facsimile or delivered by hand to such party: (i) in the case of the Borrower, the Guarantors or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as such party may designate by notice to the other parties hereto and (ii) in the case of the Joint Bookrunners or any Lender, at its address or facsimile number set forth in Schedule 1.01(c) or at such other address or facsimile number as such Lender may designate by notice to the Borrower, the Joint Bookrunners and the Administrative Agent.

(b)    Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective (i) if sent by overnight courier service or delivered by hand, upon delivery, (ii) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy thereof is received, or (iii) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III, IV, V or XI shall not be effective until received.

13.02  Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or any Guarantor from the terms of this Agreement, shall in any event be effective unless the same shall be in writing, consented to by the Borrower or the applicable Guarantors, as the case may be, and acknowledged by the Administrative Agent, and signed or consented to in writing by the Required Lenders, provided, that the Administrative Agent may effect, on behalf of any Lender, any amendment or waiver permitted by this Section, and the Borrower may effect, as agent of each Obligor, any amendment or waiver permitted by this Section 13.02, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and any such amendment or waiver will be binding on all parties to this Agreement; provided, however, that no amendment, waiver or consent shall:

(a)    (i) except as specifically provided herein, increase or decrease the Commitment of any Lender;

(ii)  extend the maturity of any of the Obligations, extend the time of payment of interest thereon, or extend the Termination Date;

(iii)  forgive any Obligation, reduce the principal amount of the Obligations, reduce the rate of interest thereon, reduce the amount or change the method of calculation of any Fee hereunder, or change the provisions of Section 3.05(a);

in each case without the consent of the Borrower and each Lender directly affected thereby;

(b)    (i) amend, modify or waive any provision of this Section 13.02;

(ii)  change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; or

(iii)  amend, modify or waive any provision of Section 4.01; or

(iv)  amend, modify or waive any provision of Section 13.06;

in each case without the consent of the Borrower and all the Lenders;

(c)    amend, modify or waive any provision of Article XI without the written consent of the Administrative Agent; and

(d)    amend, modify or waive any provision of Article XII without the consent of the Joint Bookrunners.

13.03  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.04  Payment of Expenses, Etc. The Borrower agrees to pay on demand

(a)    all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements of special Mexican and New York counsel to the Administrative Agent), syndication (including printing, distribution and bank meetings), travel, telephone and duplication expenses and other reasonable and documented costs and out of- pocket expenses in connection with the arrangement, documentation, negotiation and closing of the Transaction Documents, subject to the maximum amount set forth in a letter agreement between the Borrower and the Joint Bookrunners;

(b)    all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any amendment to, waiver of, or consent to any Transaction Document or the transactions contemplated hereby, including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican and New York counsel to the Administrative Agent and the allocated cost of in-house counsel thereof; and

(c)    all reasonable and documented, out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of and/or preservation of any rights under this Agreement or any other Transaction Document (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican and New York counsel to the Administrative Agent, such Lender and the allocated costs of in-house counsel thereof.

13.05  Indemnification. The Borrower agrees to indemnify and hold harmless the Joint Bookrunners, the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel and the allocated cost of in-house counsel), but excluding taxes that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (b) or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower and each Guarantor also agrees not to assert any claim against the Joint Bookrunners, the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction Documents. Neither the Joint Bookrunner, the Administrative Agent, nor any Lender shall be deemed to have any fiduciary relationship with the Borrower or the Guarantor.

13.06  Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon the Borrower, the Guarantors, their successors and assigns and shall inure to the benefit of the Joint Bookrunners, the Administrative Agent and the Lenders and, to the extent permitted by law, their respective successors and assigns, except that the Borrower and the Guarantors may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders except pursuant to the terms of this Agreement.

(b)    Unless an Event of Default has occurred and is continuing, no Lender may assign or otherwise transfer all, or a portion, of its Commitment and its rights and obligations under this Agreement and the Notes, except as provided for under Section 13.06(c) as a result of Sections 2.01(d) or 3.11; provided, however, following the occurrence and continuation of an Event of Default, any Lender may, without the prior written consent of the Borrower, assign or otherwise transfer all, or a portion, of its Commitment and its rights and obligations under this Agreement and the Notes.

(c)    Any Lender, if demanded by the Borrower pursuant to Section 2.01(d) or Section 3.11 upon at least five Business Days’ notice to such Lender and the Administrative Agent, shall, assign to one or more commercial banks designated by the Borrower either (i) registered as a Foreign Financial Institution and a resident (or having its principal office as a resident, if lending through a branch or agency) for tax purposes in a jurisdiction that is a party to an income tax treaty to avoid double taxation with Mexico on the date of such assignment, qualified to receive the benefits of said treaty or (ii) organized and existing under the laws of Mexico on the date of such assignment (each an “Assignee”) all, or a proportionate part of all, of its Commitment and its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed, and if a Default or Event of Default has occurred and is continuing, the consent of the Borrower shall not be required); provided, however, that if an Assignee is an Affiliate of such transferor Lender, which Affiliate is registered as a Foreign Financial Institution and meets the tax residence and qualification requirements of clause (ii) above and, at the time of such assignment, the additional amounts payable with respect to Taxes to such Assignee will not exceed such amounts payable to the transferor Lender, no such consent shall be required; and provided further that, in the case of an assignment of only part of such rights and obligations, the Assignee shall acquire a Total Exposure of not less than U.S.$3,000,000 and integral multiples of U.S.$1,000,000 in excess thereof. Upon execution and delivery of an Assignment and Assumption Agreement pursuant to this paragraph (c) and payment by the Assignee to the transferor Lender of all amounts due pursuant to Section 3.11, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption (in addition to any Commitment previously held by it), and the transferor Lender shall be released from its obligations hereunder to a corresponding extent (except to the extent the same arose prior to the assignment), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that a new Note is issued to the Assignee at the expense of the Assignee. In connection with any such assignment (other than a transfer by a Lender to one of its Affiliates), the transferor Lender (or in the case of Section 3.11, the Borrower), without prejudice to any claims the Borrower may have against any Defaulting Lender, shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of U.S.$3,500.00.

(d)    Notwithstanding the foregoing, nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank of the United States in accordance with applicable law and without compliance with the foregoing provisions of this Section 13.06; provided, however, that such pledge or assignment shall not release such Lender from its obligations hereunder.

(e)    Following the occurrence of an Event of Default that is continuing, any Lender may, without any consent of the Borrower, the Administrative Agent or any other third party at any time grant to one or more banks or other institutions (i) registered as a Foreign Financial Institution and (ii) resident (or having its principal office as a resident, if lending through a branch or agency) for tax purposes in a jurisdiction that is a party to an income tax treaty to avoid double taxation with Mexico on the date of such assignment and qualified to receive the benefits of said treaty and having (at the time such Lender or financial institution becomes a Participant) a withholding tax rate under such treaty applicable to payments hereunder no higher than that applicable to payments to such Lender (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement extending the maturity of any Obligation in respect of which the participation was granted, or reducing the rate or extending the time for payment of interest thereon or reducing the principal thereof, or reducing the amount or basis of calculation of any fees to accrue in respect of the participation, without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 3.04, 3.06 and 3.10 with respect to its participating interest as if it were a Lender named herein; provided, however, that the Borrower shall not be required to pay any greater amounts pursuant to such Sections than it would have been required to pay but for the sale to such Participant of such Participant’s participation interest. An assignment or other transfer which is not permitted by paragraph (b) or (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (d).

(f)    Following the occurrence of an Event of Default that is continuing, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.06, disclose to the Assignee or Participant or proposed Assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the Assignee or Participant or proposed Assignee or Participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

13.07  Right of Set-off. In addition to any rights and remedies of the Lenders provided by law, each such Lender shall have the right, without prior notice to the Borrower or the Guarantors, any such notice being expressly waived by the Borrower and the Guarantors to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantors. Each Lender agrees promptly to notify the Borrower, or such Guarantor, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.08  Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Borrower, other than (a) to the Administrative Agent’s, or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 13.06(f), to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation (including as may be required in connection with an audit by the Administrative Agent’s, or such Lender’s independent auditors, and as may be required by any self-regulating organizations) or as may be required by or necessary in connection with any judicial process and (c) as requested by any state, federal or foreign authority or examiner regulating banks or banking.

13.09  Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language (other than the documents required to be provided pursuant to Section 4.01(e)(iii), Section 7.01 and Section 7.02 which shall be in the English language or in the Spanish language accompanied by an English translation or summary). Except in the case of the laws of, or official communications of, Mexico, the English language version of any such document shall control the meaning of the matters set forth therein.

13.10  GOVERNING LAW. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

13.11  Submission to Jurisdiction

(a)    Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof for purposes of any suit, legal action or proceeding arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal or New York State court. Each of the parties hereto also submit to the jurisdiction of the competent courts of its corporate domicile in respect of actions initiated against it as a defendant.

(b)    Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such federal or New York State court and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

(c)    Each of the parties hereto irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

(d)    Each of the parties hereto agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall be conclusive and binding upon such party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(e)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY ARRANGER, THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

13.12  Appointment of Agent for Service of Process.

(a)    The Borrower and each Guarantor hereby irrevocably appoints CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in any New York State or federal court sitting in New York City. Such service may be made by delivering a copy of such process to the Borrower or any Guarantor, as the case may be, in care of the Process Agent at its address specified above, and the Borrower and each Guarantor, as the case may be, hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. The Borrower and each Guarantor, further agrees to promptly appoint a successor Process Agent in New York City prior to the termination for any reason of the appointment of the initial Process Agent.

(b)    Nothing in Section 13.11 or in this Section 13.12 shall affect the right of any party hereto to serve process in any manner permitted by law or limit any right that any party hereto may have to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13.13  Waiver of Sovereign Immunity. To the extent that the Borrower or a Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Borrower or the Guarantor, as the case may be, hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law. Without limiting the generality of the foregoing, the Borrower and each Guarantor agrees that the waivers set forth in this Section 13.13 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.14  Judgment Currency.

(a)    All payments made under this Agreement and the other Transaction Documents shall be made in Dollars. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower in Dollars into another currency, the parties hereto agree to the fullest extent that they may legally and effectively do so that the rate of exchange used shall be that at which in accordance with normal banking procedures (based on quotations from four major dealers in the relevant market) the Administrative Agent or each Lender, as the case may be, could purchase Dollars with such currency at or about 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b)    The Obligations in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Transaction Document shall, to the extent permitted by applicable law notwithstanding any judgment expressed in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent may in accordance with normal banking procedures purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, the Borrower and each of the Guarantors agree, to the fullest extent it may legally do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such resulting loss.

13.15  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

13.16  USA PATRIOT Act. The Lenders, to the extent that they are subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notify the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the Act.

13.17  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

13.18  Survival of Agreements and Representations.

(a)    All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)    The covenants and agreements contained in Sections 3.05, 3.07, 3.09, 3.10, 13.04, 13.05, 13.08, 13.09, 13.11 and 13.12, and the obligations of the Lenders under Section 11.07, shall survive the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or obligations hereunder, with respect to matters occurring before such assignment, shall survive the making of such assignment to the extent any claim arising thereunder relates to any period prior to such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CEMEX, S.A.B. de C.V.
By	/s/ Humberto Lozano
Name: Humberto Lozano
Title: Attorney-in-Fact

Address:	Ave. Ricardo Margain Zozaya 325 Colonia Valle del Campestre San Pedro, Garza Garcia, NL 66265 México
Fax:

CEMEX MÉXICO, S.A. de C.V., as Guarantor
By	/s/ Humberto Lozano
Name: Humberto Lozano
Title: Attorney-in-Fact

Address:	Ave. Ricardo Margain Zozaya 325 Colonia Valle del Campestre San Pedro, Garza Garcia, NL 66265 México
Fax:

EMPRESAS TOLTECA de MÉXICO, S.A. de C.V., as Guarantor
By	/s/ Humberto Lozano
Name: Humberto Lozano
Title: Attorney-in-Fact

Address:	Ave. Ricardo Margain Zozaya 325 Colonia Valle del Campestre San Pedro, Garza Garcia, NL 66265 México
Fax:

ING CAPITAL LLC, as Administrative Agent
By	/s/ Vincente M. Léon
Name: Vincente M. Léon
Title: Director

Address:	1325 Avenue of the Americas 10th Floor New York, NY 10019
Fax:	646-424-8253

BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER, as Lender
By	/s/ Armando Blancq-Cazaux and Jorge Moctezuma
Name: Armando Blancq-Cazaux and Jorge Moctezuma
Title: Directors

BARCLAYS BANK PLC, as Lender
By	/s/ Nicholas Bell
Name: Nicholas Bell
Title: Director

BNP PARIBAS, as Lender
By	/s/ Tilcia Toledo and Paul J. Corona
Name: Tilcia Toledo and Paul J. Corona
Title: Director / Director

CALYON, NEW YORK BRANCH, as Lender
By	/s/ Jesus Tueme and Kevin Flood
Name: Jesus Tueme and Kevin Flood
Title: Managing Director and Vice President
:

ING BANK N.V. (ACTING THROUGH ITS CURAÇAO BRANCH), as Lender
By	/s/ Harman Freddi Ven Holt / Andrey Jonathan Benjamin Pichardo
Name: Harman Freddi Ven Holt / Andrey Jonathan Benjamin Pichardo
Title: Director / Director
Chief Financial Officer / Human Resources Manager

:

SOCIÉTÉ GÉNÉRALE, S.A., as Lender
By	/s/ Chin-Eav Eap
Name: Chin-Eav Eap
Title: Managing Director

SCHEDULE 1.01(a)

Lenders’ Commitments

Lenders	Allocation	Commitment Percentages	Title
ING BANK N.V. (ACTING THROUGH ITS CURAÇAO BRANCH)	U.S.$500,000,000.00	16.66%	Joint Lead Arranger and Lender
BARCLAYS BANK PLC	U.S.$500,000,000.00	16.66%	Joint Lead Arranger and Lender
BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER	U.S.$500,000,000.00	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
SOCIÉTÉ GÉNÉRALE, S.A.	U.S.$500,000,000.00	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
BNP PARIBAS	U.S.$500,000,000.00	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
CALYON, NEW YORK BRANCH	U.S.$500,000,000.00	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
Total	U.S.$3,000,000,000.00

SCHEDULE 1.01(b)

Lenders’ Commitments following an Amendment Event

Lenders	Allocation	Commitment Percentages	Title
ING BANK N.V. (ACTING THROUGH ITS CURAÇAO BRANCH)	U.S.$166,666,666.66	16.66%	Joint Lead Arranger and Lender
BARCLAYS BANK PLC	U.S.$166,666,666.66	16.66%	Joint Lead Arranger and Lender
BANCO SANTANDER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SANTANDER	U.S.$166,666,666.66	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
SOCIÉTÉ GÉNÉRALE, S.A.	U.S.$166,666,666.66	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
BNP PARIBAS	U.S.$166,666,666.66	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
CALYON, NEW YORK BRANCH	U.S.$166,666,666.66	16.66%	Joint Bookrunner, Joint Lead Arranger and Lender
Total	U.S.$1,000,000,000.00